Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Record Third Quarter
And Year-to-Date Earnings And Continued Strong Growth

ARLINGTON, Va., Tuesday, October 17, 2006—Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the third quarter and nine months ended September 30, 2006.

Third Quarter 2006 Highlights:

•                  Net income of $6.1 million representing a 14.7% increase over third quarter 2005

•                  Diluted earnings per share up 17.4% to $0.27

•                  Assets, loans and deposits up 29.6%, 30.1% and 27.3% year-over-year

•                  Efficiency ratio improved further to 44.3%

•                  Twentieth branch opened in August

Peter A. Converse, Chief Executive Officer, commented, “All in all, with continued record earnings and strong loan and deposit growth, we’re pleased with this past quarter’s performance, especially considering the competitive banking environment.  While just under a 15% increase in year-over-year quarterly earnings is not up to our historical levels, it is understandable, given the combined effect of ongoing net interest margin compression and a higher than normal allocation to loan loss reserves. The margin issue will continue to exert pressure on earnings until short-term interest rates start to come down.  However, we consider the relatively few loan problems that resulted in higher loan loss reserves more temporary in nature and not a trend of overall deteriorating credit quality.  In fact, the borrowers associated with these credits experienced isolated problems that were in no way related to a slowing economy or housing downturn. Going forward, our minimum earnings performance goals will continue to include growth of 20% or better. However, through 2007, it may be more challenging to achieve this goal each quarter than on an annual basis.  As assets at times may grow at a slightly faster pace than earnings, our return on assets guidance is being adjusted to a range of 1.3 to 1.5%.  Return on equity guidance is being maintained at a range of 19 to 21%.”

Converse continued, “Despite the challenging environment in which we operate, we are quite optimistic about our future prospects.  Loans and deposits continue to show strong momentum.  Even netting out a three-day, title company deposit of $25 million that straddled the quarter-end, deposits increased by over 25% year-over-year.  Over the last twelve months, we have added considerable production talent including three commercial loan officers, one construction lender, three residential mortgage loan officers and one investment services rep. They are expected to make meaningful contributions to loan volume and maintain positive trends in non-interest income.  Additionally, these hires in a very competitive market are indicative of our enhanced reputation as one of the top bank employers for which to work in our area.  Our branching efforts will continue to support balance sheet growth as well. With unexpected delays pushing the opening of our first two Loudoun County branches beyond the fourth quarter, we may open as many as seven branches in 2007.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Third quarter earnings of $6.1 million increased $782 thousand, or 14.7%, over 2005 third quarter earnings of $5.3 million. On a diluted per share basis, third quarter earnings were $0.27 compared to $0.23 for the third quarter of 2005, an increase of 17.4%. For the nine months ended September 30, 2006, earnings of $18.1 million represents a 28.3% increase over the $14.1 million earned for the same period in 2005, with diluted earnings per share of $0.80 increasing 27.0%. The increases in net income for both the quarter and year-to-date were due to a 20.0% and 24.8% increase in net interest income and continued strong expense control.

Net Interest Income

Net interest income for the third quarter of $17.4 million was up 20.0%, compared with $14.5 million for the same quarter last year, due to strong loan growth, as the net interest margin decreased twenty basis points from 4.21% in the third quarter of 2005 to 4.01% for the current three-month period. Year-to-date net interest income of $50.9 million is up 24.8%, compared to $40.8 million in 2005, again due to strong loan growth as the net interest margin for the nine-month period declined from 4.30% in 2005, to 4.16%. Compared to the second quarter of 2006, the net interest margin is down eighteen basis points from 4.19% to 4.01%.

The declines in the net interest margin are the result of significantly higher short-term rates on money market and time deposit accounts, a continuing shift of funds from lower rate interest-bearing checking accounts, and increasingly strong competition for deposits in the local market. These factors resulted in a 120 basis point increase in the cost of funds year-over-year, while the Company’s yield on interest-earning assets rose to a lesser extent, by 91 basis points. Management expects the margin to decline further in the fourth quarter as the bank continues to fund a strong loan pipeline with high rate deposits in this current environment and further expects the margin to range from 3.75% to 4.00% through 2007, or until such time as short-term interest rates begin to decline.

Non-Interest Income

Non-interest income for the third quarter of $1.8 million was down 2.8% compared to the same period in 2005 and was up $630 thousand, or 13.5%, from $4.7 million for the nine-month period ended September 30, 2005, to $5.3 million year-to-date. For both the three and nine-month periods, lower levels of fees and net gains on loans held-for-sale were offset somewhat by higher deposit account service charges and non-deposit investment services commissions. Compared to the second quarter of 2006, non-interest income was up 6.3%. Management expects further improvement in both fees and net gains on residential mortgage loans and in non-deposit investment service commissions with the hiring of three additional mortgage lenders and one investment services representative in the third quarter.

Non-Interest Expense

Non-interest expense increased $1.2 million, or 15.6%, from $7.4 million in the third quarter of 2005, to $8.6 million in the current period, and increased $4.0 million, or 19.1%, from $21.2 million for the nine months ended September 30, 2005, to $25.2 million year-to-date. Compared to the second quarter of 2006, non-interest expense is up only $67 thousand, or 0.8%. The year-over-year increases were due to the opening of the Bank’s nineteenth and twentieth branch locations in January and August 2006, the hiring of additional loan and business development officers and other staffing and facilities expansion to support the significant levels of loan and deposit growth. However, net interest income growth and containment of expenses associated with the two new branches and overall expansion, resulted in the efficiency ratio improving from 44.9% in the third quarter of 2005 and from 44.5% in the second quarter of 2006, to 44.3% for the current three-month period. Management expects higher expenses in the fourth quarter due to seasonal items and late third quarter hires and expects even higher expenses in 2007 with as many as seven new branch locations to be opened.

Loans

Since September 30, 2005, loans, net of allowance for loan losses, have increased $357.5 million, or 30.1%, from $1.2 billion to $1.5 billion. Growth occurred in most categories, with real estate construction loans and non-farm, non-residential real estate loans reflecting the largest increases, while efforts to increase commercial lending resulted in a 43.9% year-over-year increase. Since June 30, 2006, loans are up $92.9 million, or 6.4%, with a $79.9 million increase in real estate construction and non-farm, non-residential real estate loans, and a $15.6 million increase in commercial loans. Based on the current pipeline and recent loan officer hires, management expects continued strong loan growth in the fourth quarter.

Deposits and Repurchase Agreements

Over the past twelve months, deposits have increased $335.8 million, or 27.3%, from $1.2 billion to $1.5 billion, with demand deposits increasing $31.0 million, savings and interest-bearing demand deposits increasing by $69.5 million, and time deposits growing by $235.3 million. Year-to-date deposits are up $324.0 million with demand deposits up $36.6 million, savings and interest-bearing demand deposits up $57.5 million, and time deposits increasing by $230.0 million. On a linked quarter basis, deposits increased $139.1 million with time deposits growing by $110.5 million and demand deposits increasing by $19.4 million. However, time deposit growth included a $25 million no-penalty certificate opened for a local title company on the last day of the quarter that was closed, as expected, three days later. Excluding this deposit, year-over-year deposit growth was 25.2%.

The growth in time deposits in 2006 has been supported by special advertised rates for maturities ranging from six to thirteen months in order to help fund strong loan demand and, in the current quarter, with maturities ranging from six to eleven months. Strong regional competition for deposits has necessitated “paying up” for deposit growth and contributed to a lower net interest margin. To somewhat offset this effect, management continues efforts to grow demand deposit, money market and savings account balances. As a result of this ongoing focus on growing demand account balances, repurchase agreements, which represent sweep funds of significant commercial demand deposit customers of the Bank, have increased $38.9 million, or 45.0%, from $86.4 million at September 30, 2005, to $125.3 million.

Trust Preferred Securities

On December 20, 2005, the Company completed the private placement of an aggregate of $25 million of trust preferred securities through VCBI Capital Trust III, a newly formed trust subsidiary organized under Delaware law. The securities mature on February 23, 2036, and are redeemable at par, at the Company’s option, at any time on or after February 23, 2011, subject to regulatory approval. The securities are redeemable prior to February 23, 2011, at a premium ranging up to 104% of the principal amount thereof, upon the occurrence of certain regulatory or legal events. The securities bear interest on a quarterly basis, at a 6.19% fixed rate until February 23, 2011, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 142 basis points over three-month LIBOR.  The proceeds from this issuance were used to supplement the Company’s capital for continued growth and other general corporate purposes.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses increased in the third quarter from $950 thousand for the three months ended September 30, 2005, to $1.4 million, and from $955 thousand on a linked quarter basis due to the high levels of loan growth, an increase in non-performing assets and past due loans, and an increase in other identified potential problem loans, which are classified as substandard.

Non-performing assets and past due loans increased from $2.9 million at September 30, 2005, to $7.8 million as of September 30, 2006, and increased by $5.2 million from $2.6 million at June 30, 2006. These increases were mostly due to one loan for $4.8 million which was over 90 days past due as of September 30, 2006. This loan represents a completed condo conversion financing in which certain unit settlements scheduled prior to quarter end were delayed due to administrative closing requirements.  These units subsequently settled shortly after quarter end restoring the loan to a performing status.

Other identified potential problem loans, although well-secured and currently performing, also require  high levels of reserves. These loans have increased from $3.0 million at September 30, 2005, to $6.2 million at June 30, 2006, and to an aggregate of $11.8 million among thirteen borrowers as of September 30, 2006. Of this $11.8 million, $6.2 million of loans downgraded during the third quarter are to a single borrower in commercial subcontracting experiencing cash flow problems which relate to expansion of production capacity in anticipation of revenue increases which have not yet materialized.  A plan to reduce overhead to current operating levels has been implemented to resolve this situation.

As a result of these increases in loan loss provisions, the total allowance for loan losses as a percent of total loans, increased from 1.07% at June 30, 2006, to 1.09%.

Stockholders’ Equity

Stockholders’ equity is up $26.5 million, or 24.9%, from $106.3 million at September 30, 2005, to $132.8 million at September 30, 2006, due to earnings growth and $2.8 million in net proceeds and tax benefits from the exercise of options and warrants by company directors, officers and employees. On May 12, 2006, a three-for-two split in the form of a 50% stock dividend was paid, increasing the number of shares outstanding by 7.1 million to 21.5 million as of quarter end.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on October 17, 2006, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2006 financial results. The public is invited to listen to this conference call by dialing 866-837-9789 at least 10 minutes prior to the call.

A replay of the conference call will be available from 1:00 p.m. Eastern Daylight Time on October 17, 2006, until 11:59 p.m. Eastern Daylight Time on October 24, 2006. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 977470.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty branch offices, two residential mortgage offices and one investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120
wbeauchesne@vcbonline.com

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
Summary Operating Results:
Interest and dividend income	$32,537	$22,665	43.6%	$90,372	$61,387	47.2%
Interest expense	15,086	8,119	85.8%	39,421	20,562	91.7%
Net interest and dividend income	17,451	14,546	20.0%	50,951	40,825	24.8%
Provision for loan losses	1,420	950	49.5%	3,380	2,812	20.2%
Non-interest income	1,844	1,898	-2.8%	5,290	4,660	13.5%
Non-interest expense	8,551	7,395	15.6%	25,229	21,180	19.1%
Income before income taxes	9,324	8,099	15.1%	27,632	21,493	28.6%
Net income	$6,085	$5,303	14.7%	$18,077	$14,088	28.3%

Performance Ratios:
Return on average assets	1.35%	1.48%		1.43%	1.44%
Return on average equity	18.72%	20.35%		19.80%	19.11%
Net interest margin	4.01%	4.21%		4.16%	4.30%
Efficiency ratio (1)	44.32%	44.90%		44.86%	46.51%

Per Share Data: (2)
Net income-basic	$0.28	$0.25	12.0%	$0.84	$0.67	25.4%
Net income-diluted	$0.27	$0.23	17.4%	$0.80	$0.63	27.0%
Average number of shares outstanding:
Basic	21,506,029	21,040,035		21,377,098	21,003,174
Diluted	22,772,565	22,531,794		22,678,573	22,466,782

	As of September 30,
	2006	2005	% Change

Selected Balance Sheet Data:
Loans, net	$1,544,821	$1,187,297	30.1%
Investment securities	205,598	169,130	21.6%
Assets	1,878,107	1,449,058	29.6%
Deposits	1,567,483	1,231,634	27.3%
Stockholders’ equity	132,759	106,331	24.9%
Book value per share (2)	$6.17	$5.05	22.2%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	10.50%	9.75%
Bank	7.72%	8.20%
Total qualifying capital:
Company	11.52%	10.78%
Bank	11.29%	10.63%

Asset Quality
Non-performing assets:
Impaired loans	$2,639	$2,787
Non-accrual loans	341	15
Loans 90+ days past due and still accruing	4,818	100
Total non-performing assets and past due loans	$7,798	$2,902

to total loans:	0.50%	0.24%
to total assets:	0.42%	0.20%
Allowance for loan losses to total loans	1.09%	1.09%
Net charge-offs (recoveries)	$102	$18
Net charge-offs to average loans outstanding	0.01%	0.00%

	As of September 30,
	2006	2005	% Change

Loan Portfolio:
Commercial	$164,438	$114,300	43.9%
Real estate-one to four family residential	168,058	149,587	12.3%
Real estate-multifamily residential	52,952	61,425	-13.8%
Real estate-nonfarm, nonresidential	679,359	528,294	28.6%
Real estate-construction	495,052	344,487	43.7%
Consumer	6,844	7,652	-10.6%
Total loans	$1,566,703	$1,205,745	29.9%
Less unearned income	4,782	5,252	-8.9%
Less allowance for loan losses	17,100	13,196	29.6%
Loans, net	$1,544,821	$1,187,297	30.1%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$147,612	$113,453	30.1%
Domestic corporate debt obligations	6,055	6,043	0.2%
Obligations of states and political subdivisions	1,396	1,372	1.7%
Restricted stock:
Federal Reserve Bank	1,442	1,442	0.0%
Federal Home Loan Bank	3,034	2,277	33.2%
Community Bankers’ Bank	55	55	0.0%
	$159,594	$124,642	28.0%
Held-to-maturity:
U.S. Government Agency obligations	$36,642	$35,554	3.1%
Obligations of states and political subdivisions	9,362	8,437	11.0%
Domestic corporate debt obligations	—	497	n/a
	$46,004	$44,488	3.4%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)          Adjusted to give effect to a three-for-two stock split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of September 30,
(Unaudited)

	2006	2005
Assets
Cash and due from banks	$34,406	$30,667
Interest-bearing deposits with other banks	1,066	1,026
Securities (fair value: 2006, $204,583; 2005, $168,860)	205,598	169,130
Federal funds sold	46,200	21,917
Loans held-for-sale	11,501	12,127
Loans, net of allowance for loan losses of $17,100 in 2006 and $13,196 in 2005	1,544,821	1,187,297
Bank premises and equipment, net	8,920	7,537
Accrued interest receivable	9,072	5,544
Other assets	16,523	13,813
Total assets	$1,878,107	$1,449,058
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$225,196	$194,195
Savings and interest-bearing demand deposits	407,103	337,555
Time deposits	935,184	699,884
Total deposits	$1,567,483	$1,231,634
Securities sold under agreement to repurchase	125,280	86,385
Trust preferred capital notes	44,344	18,570
Accrued interest payable	5,449	2,920
Other liabilities	2,792	3,218
Commitments and contingent liabilities	—	—
Total liabilities	$1,745,348	$1,342,727
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2006, 21,514,938; 2005, 14,028,631	21,515	14,029
Surplus	30,904	35,603
Retained earnings	81,312	57,660
Accumulated other comprehensive loss, net	(972)	(961)
Total stockholders’ equity	$132,759	$106,331
Total liabilities and stockholders’ equity	$1,878,107	$1,449,058

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30
	2006	2005	2006	2005
Interest and dividend income:
Interest and fees on loans	$30,063	$20,822	$83,529	$56,453
Interest and dividends on investment securities:
Taxable	2,195	1,472	5,792	4,168
Tax-exempt	60	60	180	178
Dividends	81	40	208	152
Interest on deposits with other banks	13	7	39	20
Interest on federal funds sold	125	264	624	416
Total interest and dividend income	$32,537	$22,665	$90,372	$61,387
Interest expense:
Deposits	$12,684	$7,386	$33,234	$18,357
Securities sold under agreement to repurchase and federal funds purchased	1,313	413	3,378	961
Other borrowed funds	290	—	506	374
Trust preferred capital notes	799	320	2,303	870
Total interest expense	$15,086	$8,119	$39,421	$20,562
Net interest income:	$17,451	$14,546	$50,951	$40,825
Provision for loan losses	1,420	950	3,380	2,812
Net interest income after provision for loan losses	$16,031	$13,596	$47,571	$38,013
Non-interest income:
Service charges and other fees	$779	$617	$2,390	$1,540
Non-deposit investment services commissions	191	137	418	332
Fees and net gains on loans held-for-sale	777	1,051	2,199	2,512
Other	97	93	283	276
Total non-interest income	$1,844	$1,898	$5,290	$4,660
Non-interest expense:
Salaries and employee benefits	$4,847	$4,284	$14,578	$12,423
Occupancy expense	1,448	1,197	4,004	3,211
Data processing expense	491	397	1,433	1,121
Other operating expense	1,765	1,517	5,214	4,425
Total non-interest expense	$8,551	$7,395	$25,229	$21,180
Income before taxes on income	$9,324	$8,099	$27,632	$21,493
Provision for income taxes	3,239	2,796	9,555	7,405
Net Income	$6,085	$5,303	$18,077	$14,088

Earnings per common share, basic (1)	$0.28	$0.25	$0.84	$0.67
Earnings per common share, diluted (1)	$0.27	$0.23	$0.80	$0.63

(1) Adjusted to give effect to a three-for-two stock split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended September 30,
(Unaudited)

	2006			2005
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$207,479	$2,336	4.54%	$170,267	$1,572	3.75%
Loans, net of unearned income (2)	1,510,936	30,063	7.79%	1,171,406	20,822	6.96%
Interest-bearing deposits in other banks	1,060	13	5.03%	1,023	7	2.72%
Federal funds sold	9,567	125	5.11%	31,284	264	3.30%
Total interest-earning assets	$1,729,042	$32,537	7.47%	$1,373,980	$22,665	6.55%
Other assets	55,203			45,196
Total Assets	$1,784,245			$1,419,176

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$165,986	$684	1.64%	$208,031	$889	1.70%
Money market accounts	214,004	1,977	3.66%	111,724	539	1.91%
Savings accounts	22,753	109	1.90%	20,811	28	0.54%
Time deposits	851,280	9,914	4.62%	693,421	5,930	3.39%
Total interest-bearing deposits	$1,254,023	$12,684	4.01%	$1,033,987	$7,386	2.83%
Securities sold under agreement to repurchase and federal funds purchased	125,358	1,313	4.15%	59,612	413	2.75%
Other borrowed funds	20,652	290	5.49%	—	—	—
Trust preferred capital notes	43,000	799	7.28%	18,000	320	6.95%
Total interest-bearing liabilities	$1,443,033	$15,086	4.15%	$1,111,599	$8,119	2.90%
Demand deposits and other liabilities	212,235			204,188
Total liabilities	$1,655,268			$1,315,787
Stockholders’ equity	128,977			103,389
Total liabilities and stockholders’ equity	$1,784,245			$1,419,176
Interest rate spread			3.32%			3.65%
Net interest income and margin		$17,451	4.01%		$14,546	4.21%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.1 million and $934 thousand for the three months ended September 30, 2006, and 2005, respectively.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Nine months Ended September 30,
(Unaudited)

	2006			2005
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$192,212	$6,180	4.29%	$165,408	$4,498	3.62%
Loans, net of unearned income (2)	1,429,660	83,529	7.81%	1,088,057	56,453	6.84%
Interest-bearing deposits in other banks	1,049	39	4.99%	1,017	20	2.61%
Federal funds sold	17,421	624	4.72%	17,467	416	3.14%
Total interest-earning assets	$1,640,342	$90,372	7.37%	$1,271,949	$61,387	6.46%
Other assets	54,029			37,838
Total Assets	$1,694,371			$1,309,787

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$181,869	$2,250	1.65%	$207,538	$2,550	1.64%
Money market accounts	183,062	4,610	3.37%	106,802	1,354	1.69%
Savings accounts	19,490	157	1.08%	20,465	83	0.54%
Time deposits	810,467	26,217	4.32%	604,342	14,370	3.18%
Total interest-bearing deposits	$1,194,888	$33,234	3.72%	$939,147	$18,357	2.61%
Securities sold under agreement to repurchase and federal funds purchased	112,087	3,378	4.03%	54,611	961	2.35%
Other borrowed funds	13,004	506	5.13%	16,857	374	2.93%
Trust preferred capital notes	43,000	2,303	7.06%	18,000	870	6.37%
Total interest-bearing liabilities	$1,362,979	$39,421	3.87%	$1,028,615	$20,562	2.67%
Demand deposits and other liabilities	209,324			182,582
Total liabilities	$1,572,303			$1,211,197
Stockholders’ equity	122,068			98,590
Total liabilities and stockholders’ equity	$1,694,371			$1,309,787
Interest rate spread			3.50%			3.79%
Net interest income and margin		$50,951	4.16%		$40,825	4.30%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $4.0 million and $2.9 million for the nine months ended September 30, 2006, and 2005, respectively.